Exhibit 10.16

Equinix, Inc.
December 13, 2010
Brandi Galvin Morandi
One Lagoon Drive
4th Floor
Redwood City, CA  94065

Dear Brandi:

You and Equinix, Inc. (the “Company”) signed a severance agreement dated December 15, 2008 (the “Severance Agreement”). Benefits under the Severance Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, to avoid the inadvertent or unintended application of Code Section 409A(a)(1) to benefits under the Severance Agreement, the Severance Agreement is hereby amended as follows:
(a)    The following sentence is hereby added to the end of Section 2(a) of the Severance Agreement:
Notwithstanding the foregoing, if the severance payment is considered deferred compensation under Code Section 409A, then the Executive will receive his or her severance payment in a cash lump-sum which will be made on the 60th day following Executive’s Qualifying Termination (or, if such day is not a business day, on the first business day thereafter).
(b)    The penultimate sentence of Section 6(a) in the Severance Agreement, entitled “Best After-Tax Result,” is deleted in its entirety and replaced with the following:
In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to the Company by Independent Tax Counsel, the Company shall reduce or eliminate the Payments in the following order, until the amounts payable or distributable to Executive equals the Reduced Amount: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to the Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of the Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of Independent Tax Counsel’s determination under this Section.
Except as expressly set forth above, the Severance Agreement will remain in effect without change.
You may indicate your agreement with this amendment of the Severance Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.
Very truly yours,
Equinix, Inc.
By:     /s/ Steve Smith
Title: CEO & President
I have read and accept this amendment:
/s/ Brandi Galvin Morandi
Dated: 12/13/10